                                                                      EXHIBIT 11


                              INTEG INCORPORATED
                   STATEMENT RE: COMPUTATION OF NET LOSS PER
                      COMMON AND COMMON EQUIVALENT SHARE

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
                                                                                   PERIOD FROM
                                                                                  APRIL 3, 1990
                                                          THREE MONTHS ENDED     (INCEPTION) TO
                                                                MARCH 31             MARCH 31
                                                        -------------------------
                                                           1997           1996           1997
                                                        ------------  -----------   --------------

PRIMARY EARNINGS PER SHARE:
--------------------------

Average shares outstanding                                9,282,371       433,333        1,267,582

SAB No. 83 shares - shares convertible
 into common stock and stock options
 and warrants granted at exercise
 prices less than the initial public
 offering price during the 12 months
 preceding the initial public offering
 using the treasury method                                        0     1,650,108        1,413,152
                                                        ------------  -----------   --------------

Total                                                     9,282,371     2,083,441        2,680,734
                                                        ============  ===========   ==============

Net loss                                                ($2,461,537)  ($1,730,870)    ($21,335,494)
                                                        ============  ===========   ==============

Net loss per share                                           ($0.27)       ($0.83)          ($7.96)
                                                        ============  ===========   ==============

FULLY-DILUTED EARNINGS PER SHARE
--------------------------------

Average shares outstanding                                9,282,371       433,333        1,267,582

SAB No. 83 shares - shares convertible
 into common stock and stock options
 and warrants granted at exercise
 prices less than the initial public
 offering price during the 12 months
 preceding the initial public offering
 using the treasury method                                        0     1,650,108        1,413,152

Assumed conversion of all series of
 convertible preferred stock                                      0     5,835,705        2,064,019
                                                        ------------  -----------   --------------

Total                                                     9,282,371     7,919,146        4,744,753
                                                        ============  ===========   ==============

Net loss                                                ($2,461,537)  ($1,730,870)    ($21,335,494)
                                                        ============  ===========   ==============

Net loss per share                                           ($0.27)       ($0.22)          ($4.50)
                                                        ============  ===========   ==============
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